EXHIBIT 10.2

SLM CORPORATION
Amended and Restated Change in Control Severance Plan for Senior Officers
As Amended and Restated Effective June 18, 2024

ARTICLE 1
NAME, PURPOSE AND EFFECTIVE DATE

1.01.    Name and Purpose of Plan. The name of this plan is the SLM Corporation Amended and Restated Change in Control Severance Plan for Senior Officers (the “Plan”). The purpose of the Plan is to provide compensation and benefits to certain senior level officers of SLM Corporation (the “Corporation”), Sallie Mae Bank and each of their subsidiaries upon certain change in control events of SLM Corporation.
1.02.    Effective Date. The effective date of the Plan is January 1, 2006. The Plan was amended on March 19, 2008. The Plan was further amended effective January 1, 2009 and on December 8, 2010, March 31, 2011, September 22, 2011, June 25, 2015 and June 18, 2024. The compensation and benefits payable under this Plan are payable upon a Change in Control that occurs after the effective date of this Plan.
1.03.    Employment Contracts Govern; Executive Severance Plan. To the extent that an Eligible Officer is a party to an employment or other contract or agreement that provides for any severance payments upon such Eligible Officer’s termination of employment with the Corporation or any of its subsidiaries, then that contract or agreement governs, and not this Plan. Upon the expiration of such contract or agreement, this Plan will govern. In addition, an Eligible Officer shall not be entitled to receive benefits more than once under this Plan as a result of holding titles with multiple entities with the Corporation and the group of companies under common control with the Corporation. In addition, in the event that the Eligible Officer experiences a termination of employment, but such termination of employment does not occur within the six (6) month period prior to the occurrence of a Change in Control or the twenty-four (24) month period following the occurrence of a Change in Control, then the Executive Severance Plan will govern, and not this Plan.
1.04.    ERISA Status. This Plan is intended to be an unfunded plan that is maintained primarily to provide severance compensation and benefits to a select group of “management or highly compensated employees” within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and therefore to be exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA.

ARTICLE 2
DEFINITIONS
The following words and phrases will have the following meanings unless a different meaning is plainly required by the context:
2.01. “Base Salary” means the greater of the annual base rate of compensation payable to an Eligible Officer at the time of (a) (a) a Change in Control or (b) (b) a Termination Date (or, in the case of a Termination of Employment For Good Reason under Section 2.18(b), as of the date immediately prior to such reduction in Base Salary), such annual base rate of compensation not reduced by any pre-tax deferrals under any tax-qualified plan, non-qualified deferred compensation plan, qualified transportation fringe benefit plan under Code Section 132(f), or cafeteria plan under Code Section 125 maintained by the Corporation or any of its subsidiaries, but excluding the following: incentive or other bonus plan payments, accrued vacation, commissions, sick leave, holidays, jury duty, bereavement, other paid leaves of absence, short-term disability payments, recruiting/job referral bonuses, severance, hiring bonuses, long-term disability payments, payments from a non-qualified deferred compensation plan maintained by the Corporation or any of its subsidiaries, or amounts paid on account of the exercise of stock options or on account of the award or vesting of restricted or performance stock or other stock-based compensation.
2.02. “Board of Directors” means the Board of Directors of the Corporation and Sallie Mae Bank.
2.03. “Change in Control” means the occurrence of any of the following events:
(a) an acquisition (other than directly from the Corporation) of any voting securities of the Corporation (the “Voting Securities”) by any “person or group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than an employee benefit plan of the Corporation, immediately after which such person has “Beneficial Ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of more than fifty percent (50%) of the combined voting power of the Corporation’s then outstanding Voting Securities;
(b) during any period of twelve (12) consecutive months, the Directors serving on the Board of Directors as of Effective Date plus any new Director whose appointment or election by the Board or nomination for election by the stockholders of the Corporation was approved or recommended by a vote of a majority of the Directors then still in office who either were Directors at the beginning of the period or whose appointment, election or nomination for election was previously so approved or recommended (the “Incumbent Directors”) cease for any reason to constitute a majority of the number of Directors serving on the Board of Directors;
(c) the consummation of a merger, consolidation, amalgamation or reorganization involving the Corporation (such transaction, a “Corporate Event,” and such corporation resulting from the merger, consolidation, amalgamation or reorganization, the “Surviving Corporation”) unless (i)(i) the stockholders of the Corporation immediately before such Corporate Event continue to hold at least fifty percent (50%) of the combined voting power of the Surviving Corporation in substantially the same proportion as their ownership immediately before such Corporate Event or (ii) at least a majority of the members of the Board of Directors of the Surviving Corporation were Incumbent Directors immediately prior to the execution of the agreement providing for such Corporate Event;

(d) the consummation of the sale or other disposition of all or substantially all of the assets of the Corporation; or
(e) the consummation of a complete liquidation or dissolution of the Corporation.
2.04.    “Code” means the Internal Revenue Code of 1986, as amended, and includes any regulations, rulings or procedures issued thereunder.
2.05.    “Committee” means the Compensation Committee of the Board of Directors (or, in the event of a delegation by the Compensation Committee, such subcommittee thereof) or other committee designated by the Board of Directors.
2.06.    “Disability” has the meaning set forth in the Corporation’s long-term disability plan, policy or similar arrangement in effect at the time of termination.
2.07.    “Director” means (i) an individual serving as a member of the Board of Directors who is not an employee and (ii) any individual who has agreed to become a director of the Corporation or any of its subsidiaries and actually becomes a director following such date of agreement.
2.08.    “Executive Officer” means an “officer” as defined in Rule 16a-1(f) of the Securities Exchange Act of 1934.
2.09.    “Executive Severance Plan” means the SLM Corporation Executive Severance Plan for Senior Officers, as may be amended from time to time.
2.10.    “Misconduct” means: (a) commission of an act of embezzlement, fraud, dishonesty, misappropriation, nonpayment of any obligation owed to the Corporation or any of its subsidiaries, breach of fiduciary duty or deliberate disregard of the Corporation’s rules, including, but not limited to, the SLM Corporation Code of Business Conduct; (b) intentional wrongdoing, gross negligence or willful misconduct in the performance of the Eligible Officer’s duties or otherwise in respect of the Corporation or any of its subsidiaries; (c) commission of, conviction of, plea of guilty to or plea of nolo contendere to (i) a felony crime or (ii) any other criminal offense involving moral turpitude, fraud or dishonesty; (d) an unauthorized disclosure of any confidential information or trade secrets; or (e) engaging in any conduct that would constitute unfair competition against the Corporation or any of its subsidiaries, or a violation of any restrictive covenant to which the Eligible Officer is subject (including, but not limited to, those restrictive covenants set forth in the Eligible Officer’s New Hire Attestations).
2.11.    “Multiplier” means (i) for an Eligible Officer with the title of Chief Executive Officer, two and a half (2.5); (ii) for an Eligible Officer with a title higher than Senior Vice President, such as Senior Executive Vice President, Vice Chairman, and Executive Vice President but not including the Chief Executive Officer, two (2); and (iii) for an Eligible Officer with a title of Senior Vice President, one and a half (1.5).
2.12.    “Plan” means this SLM Corporation Amended and Restated Change in Control Severance Plan for Senior Officers, as amended from time to time.
2.13.    “Target Bonus Opportunity” means the applicable Eligible Officer's target bonus opportunity, as provided for under the SLM Corporation Annual Incentive Plan or any successor plan thereto (or, if such Eligible Officer does not participate in the Annual Incentive Plan, any similar short-term incentive compensation plan, policy, agreement or arrangement), as determined by (x) for Executive Officers, the Committee and (y) for all other Eligible Officers, the Chief People Officer and/or the Eligible Officer's appropriate supervisor or manager.

2.14.    “Termination Date” means the Eligible Officer’s last date of employment with the Corporation and its subsidiaries.
2.15.    “Termination of Employment for Cause” means a termination of an Eligible Officer’s employment by the Corporation or any of its subsidiaries, based on a good faith determination (i) that there has been a willful and continuing failure of the Eligible Officer to perform substantially his or her duties and responsibilities (other than as a result of Eligible Officer’s death or Disability) and, if such willful and continuing failure may be cured by the Eligible Officer, that such failure has not been cured by the Eligible Officer within ten (10) business days after written notice of such was given to the Eligible Officer, or (ii) that the Eligible Officer has committed an act of Misconduct.
2.16.    “Termination of Employment for Good Reason” means a termination of an Eligible Officer’s employment by the Eligible Officer due to: (a) a reduction in the position or responsibilities of the Eligible Officer not including a change in title only; (b) a reduction in the Eligible Officer’s Base Salary or a reduction in the Eligible Officer’s compensation arrangements or benefits (provided that variability in the value of stock-based compensation or in the compensation provided under the SLM Corporation 2021 Omnibus Incentive Plan or a successor plan will not be deemed to cause a reduction in compensation); or (c) a relocation of the Eligible Officer’s primary work location to a distance of greater than seventy-five (75) miles from his or her primary work location as of the date of this Plan, unless such relocation results in the Eligible Officer’s primary work location being closer to his or her then-primary residence or does not substantially increase the average commuting time of such Eligible Officer; provided that a “Termination of Employment For Good Reason” shall not include any requirement by the Corporation or any of its subsidiaries that the Eligible Officer work at his or her assigned office location following the suspension, modification or termination of any applicable remote or hybrid work arrangement granted to the Eligible Officer by the Corporation or any of its subsidiaries. If an Eligible Officer continues his or her employment with the Corporation or any of its subsidiaries for more than ninety (90) days after the occurrence of an event described above that constitutes a Termination of Employment For Good Reason, then the Eligible Officer shall be deemed to have given his or her consent to such event and the Eligible Officer shall not be eligible for a Severance Payment under this Plan as a result of that event and shall be deemed to have waived all rights in regard to such event.
2.17.    “Termination of Employment Without Cause” means a termination of an Eligible Officer’s employment by the Corporation or any of its subsidiaries for any reason other than a Termination of Employment for Cause, a termination of employment on account of death or Disability.

ARTICLE 3

ELIGIBILITY AND SEVERANCE BENEFITS
3.01.    Eligible Officers. Officers at the level of Senior Vice President and above of the Corporation and any of its subsidiaries are eligible for benefits under this Plan (the “Eligible Officers”).
3.02.    Limited Equity Acceleration Change-in-Control Benefits. Except as otherwise set forth in the applicable Eligible Officer’s award agreement, in the event of a Change in Control under Section 2.03(a) or Section 2.03(c), if the terms of such transaction or Corporate Event do not provide for the Surviving Corporation to adopt and assume the Eligible Officer’s equity awards under the SLM Corporation 2012 Omnibus Incentive Plan or the SLM Corporation 2021 Omnibus Incentive Plan (with any appropriate adjustment to the number and type of shares subject to such equity awards) on the same terms and conditions (including vesting conditions and treatment upon a termination of service) as such outstanding equity awards, all equity awards shall vest and (if applicable) become exercisable at the greater of (i) 100% target level set forth in the vesting schedule therein or (ii) the actual level of performance as set forth in the applicable award agreement, as determined by the Committee as of the most recent practicable date prior to such Change in Control. In addition, any holding period set forth in the Eligible Officer’s applicable award agreement shall not apply.

3.03.    Double Trigger Change-in-Control Severance Benefits.
(a) An Eligible Officer will be entitled to receive a severance payment (“Severance Payment”) if, within the six (6) month period prior to the occurrence of a Change in Control or the twenty-four (24) month period following the occurrence of a Change in Control, after any of the following events (each, a “Termination Event”): (i) upon a Termination of Employment Without Cause; or (ii) upon a Termination of Employment For Good Reason; provided that, if such termination is on account of a decision to resign due to clause (a) of the definition of “Termination of Employment For Good Reason,” such Eligible Officer continues his or her employment for a transition period, not to exceed six (6) months, mutually agreed to by the Corporation and the Eligible Officer.
(b) The amount of the Severance Payments upon an Eligible Officer’s Termination of Employment Without Cause or Termination of Employment for Good Reason will include an amount equal to (x) the Multiplier multiplied by (y) the sum of (1) the Eligible Officer’s Base Salary and (2) the Eligible Officer’s Target Bonus Opportunity.
(c) An Eligible Officer will be entitled to continuation of medical, dental and vision insurance benefits and outplacement services from the Corporation or the Corporation’s service provider(s) after any of the following events: (i) upon a Termination of Employment Without Cause or (ii) upon a Termination of Employment For Good Reason; provided that, if such termination is on account of a decision to resign due to clause (a) of the definition of “Termination of Employment For Good Reason,” such Eligible Officer continues his or her employment for a transition period, not to exceed six (6) months, mutually agreed to by the Corporation and the Eligible Officer. Following the Eligible Officer’s Termination Date, if the Eligible Officer properly elects continuation coverage through the Consolidated Omnibus Budget Reconciliation Act (as amended, “COBRA”), the Corporation will pay the employer portion of the total cost of the Eligible Officer’s medical, dental and vision insurance premiums until the earlier of (i) the last day of such period that is determined by multiplying (x) twelve months by (y)

the Multiplier above and (ii) such date the Eligible Officer becomes eligible to obtain coverage under medical, dental and/or vision insurance plans of a subsequent employer (the “COBRA Continuation Period,” and such payments, “COBRA Payments”); provided, that, if payment of such premiums would result in excise tax or other penalties imposed on the Corporation, a dollar amount equal to such premiums that the Corporation would have paid under this Section 3.03(c) during the applicable payment period shall be paid to the Eligible Officer, instead of such premium, as additional cash severance pay.
(d) Any outstanding and unvested equity awards held by an Eligible Officer shall be governed by the terms and conditions applicable to such grants, except as provided in Section 3.02 hereof.
(e) All payments and benefits provided under this Section 3.03 are conditioned on the Eligible Officer’s continuing compliance with this Plan and the Eligible Officer’s execution and nonrevocation of a release of claims and covenant not to sue and noncompetition and non-solicitation provisions (to the extent permitted by applicable law) substantially in the form provided in Exhibit A hereto, as may be amended by the Committee in good faith (the “Release”). Contingent upon signing and not revoking the Release, the Severance Payment will be made to the Eligible Officer in a single lump sum cash payment within sixty (60) calendar days after the Eligible Officer’s Termination Date, subject to Section 3.05. Notwithstanding anything to the contrary herein, in no event shall a Severance Payment paid to an Eligible Officer hereunder exceed three (3) times the sum of the Eligible Officer’s Base Salary and target bonus opportunity (the “Payment Limit”), and if a Severance Payment hereunder were to exceed such amount, then such payment shall be reduced to the highest amount that does not exceed the Payment Limit. For the avoidance of doubt, the Payment Limit applies to the Severance Payment; the treatment of outstanding but unvested equity awards (as set forth in Section 3.02 and 3.03(c)) and the continuation of benefits (as set forth in 3.03(b)) shall not be considered in the determination of whether the Severance Payment has exceeded the Payment Limit.
3.04.    Tax Effect of Payments.
(a) No Excise Tax Gross-Up. In the event it is determined that any compensation by or benefit from the Corporation to the Eligible Officer or for the Eligible Officer’s benefit, whether pursuant to the terms of this Plan or otherwise (“Total Payments”), (i)(i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii)(ii) would be subject to taxes of any state, local or federal taxing authority that would not have been imposed but for a change of control, including any excise tax under Section 4999 of the Code, and any successor or comparable provision (“Excise Tax”), then the Eligible Officer’s benefits under this Plan or otherwise shall be either (x) delivered in full or (y) delivered as to such lesser extent which would result in no portion of the Total Payments being subject to Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Eligible Officer on an after-tax basis of the greatest amount of benefits, notwithstanding that all or some portion of the Total Payments may be taxable under Section 4999 of the Code. In the event that the payments and/or benefits are to be reduced pursuant to this Section 3.04(a), such payments and benefits shall be reduced such that the reduction of after-tax compensation to be provided to the Eligible Officer as a result of this Section 3.04(a) is minimized. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. In addition, the Corporation may in its discretion, include in the lesser benefits paid under (y) above, a reasonable cushion amount to take into account that the final value of the benefits delivered to the Eligible Officer could be determined at a later point in time. Each Eligible Officer shall cooperate fully with the Company to determine the benefits applicable under this Section.
(b) Determination by Auditors. All mathematical determinations and all determinations of whether any of the Total Payments are “parachute payments” (within the meaning of section 280G of the Code) that are required to be made under this Section 3, shall be made by the independent auditors retained by the Corporation most recently prior to the Change in Control (the “Auditors”), who shall provide their determination (the “Determination”), together with detailed supporting calculations, both to the Corporation and to the Eligible Officer promptly following the Eligible Officer’s Termination Date, if applicable, or such earlier time as is requested by the Corporation. Any Determination by the Auditors shall be binding upon the Corporation and the Eligible Officer, absent a binding determination by a governmental taxing authority that a greater or lesser amount of taxes is payable by the Eligible Officer. The Corporation shall pay the fees and costs of the Auditors. If the Auditors do not agree to perform the tasks contemplated by this Section 3, then the Corporation shall promptly select another nationally recognized accounting firm to perform such tasks.
3.05.    Section 409A. With respect to Severance Payments subject to Section 409A of the Code, this Plan is intended to comply with the requirements of Section 409A of the Code, and the provisions of this Plan shall be interpreted in a manner that satisfies the requirements of Section 409A of the Code, and this Plan shall be operated accordingly. If any provision of this Plan or any term would otherwise frustrate or conflict with this intent, the provision, term or condition shall be interpreted and deemed amended so as to avoid this conflict. Notwithstanding anything herein to the contrary, to the extent that the Committee determines, in its sole discretion, that any payments or benefits to be provided hereunder to or for the benefit of an Eligible Officer who is also a “specified employee” (as such term is defined under Section 409A of the Code) would be subject to the additional tax imposed under Section 409A of the Code, the commencement of such payments and/or benefits will be delayed until the earlier of (x) the date that is six months following the Termination Date or (y) the date of the Eligible Officer’s death (such date is referred to herein as the “Distribution Date”). In the event that the Committee determines that the commencement of any of the benefits to be provided under Section 3.03(b) shall be delayed pursuant to the preceding sentence, the Corporation will require the Eligible Officer to bear the full cost of such benefits until the Distribution Date at which time the Corporation will reimburse the Eligible Officer for all such costs. In addition, if the period during which the Eligible Officer is permitted to consider and sign and not revoke the Release (as described further in Section 3.03(d)) begins in one calendar year and ends in the next calendar year, the first installment of the Severance Payment will not occur until the second calendar year. Notwithstanding the foregoing, the tax treatment of the benefits provided under this Plan is not warranted or guaranteed, and in no event shall the Corporation be liable for all or any portion of any taxes, interest, penalties or other expenses that may be incurred by an Eligible Officer on account of noncompliance with Section 409A of the Code.
3.06.    No Duty to Mitigate. No Eligible Officer shall be required to mitigate, by seeking employment or otherwise, the amount of any payment that the Corporation becomes obligated to make under this Plan, and, except as expressly provided in this Plan, amounts or other benefits to be paid or provided to an Eligible Officer pursuant to this Plan shall not be reduced by reason of the Eligible Officer’s obtaining other employment or receiving similar payments or benefits from another employer.

ARTICLE 4

ACTIONS BY THE COMMITTEE
4.01.    Powers. The Committee will have full power, discretion and authority to interpret, construe and administer the Plan and any part hereof, and the Committee’s interpretation and construction hereof, and any actions hereunder will be binding on all persons for all purposes. The Committee will provide for the keeping of detailed, written minutes of its actions. The Committee, in fulfilling its responsibilities may (by way of illustration and not of limitation) do any or all of the following:
(i) allocate among its members, and/or delegate to one or more other persons selected by it, responsibility for fulfilling some or all of its responsibilities under the Plan;
(ii) designate one or more of its members to sign on its behalf directions, notices and other communications to any entity or other person;
(iii) establish rules and regulations with regard to the Committee’s conduct and the fulfillment of its responsibilities under the Plan;
(iv) prepare any agreement and release based on the form of Confidential Agreement and Release set forth in Exhibit A, subject to any amendments or changes that the Committee may deem necessary or appropriate to comply with changes in applicable law;
(v) designate other persons to render advice with respect to any responsibility or authority pursuant to the Plan being carried out by it or any of its delegates under the Plan; and
(vi) employ legal counsel, consultants and agents as it may deem desirable in the administration of the Plan and rely on the opinion of such counsel.
4.02.    Action By Majority. A majority of the members of the Committee in office at the time will constitute a quorum for the transaction of business. All resolutions or other actions taken by the Committee will be by the vote of the majority at any meeting or by written instrument signed by the majority.

ARTICLE 5

CLAIM FOR BENEFITS UNDER THIS PLAN
5.01.    Claims for Benefits Under This Plan. A condition precedent to receipt of Severance Payments is the execution of an unaltered release of claims in form and substance prescribed by the Corporation. If an Eligible Officer believes that an individual should have been eligible to participate in the Plan or disputes the amount of benefits under the Plan, such individual may submit a claim for benefits in writing, within sixty (60) days after the individual’s termination of employment, to the Committee. If such claim for benefits is wholly or partially denied, the Committee will, within a reasonable period of time, but no later than ninety (90) days after receipt of the written claim, notify the individual of the denial of the claim. If an extension of time for processing the claim is required, the Committee may take up to an additional ninety (90) days; provided that the Committee sends the individual written notice of the extension before the expiration of the original ninety (90) day period. The notice provided to the individual will describe why an extension is required and when a decision is expected to be made. If a claim is wholly or partially denied, the denial notice: (1) will be in writing, (2) will be written in a manner calculated to be understood by the individual and (3) will contain (a) the reasons for the denial, including specific reference to the pertinent Plan provisions upon which the denial is based; (b) a description of any additional information or materials necessary to complete the claim and an explanation of why such information is necessary; (c) an explanation of the steps to be taken to appeal the adverse determination; and (d) a statement of the individual’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision after appeal. If notice of denial of a claim is not furnished in accordance with this Section 5.01, the claim will be deemed denied and the claimant will be permitted to exercise his or her rights to review pursuant to Section 5.02 and 5.03.
5.02.    Right to Request Review of Benefit Denial. Within sixty (60) days of the individual’s receipt of the written notice of denial of the claim, the individual may file a written request for a review of the denial of the individual’s claim for benefits. In connection with the individual’s appeal of the denial of his or her benefit, such individual may submit comments, records, documents, or other information supporting the appeal, regardless of whether such information was considered in the prior benefits decision. Upon request and free of charge, such individual will be provided reasonable access to and copies of all documents, records and other information relevant to such individual’s claim.
5.03.    Disposition of Claim. The Committee will deliver to the individual a written decision on the claim promptly, but not later than sixty (60) days after the receipt of the individual’s written request for review, except that if there are special circumstances which require an extension of time for processing, the sixty (60) day period will be extended to one hundred and twenty (120) days; provided that the appeal reviewer sends written notice of the extension before the expiration of the original sixty (60) day period. If the appeal is wholly or partially denied, the denial notice will: (1) be written in a manner calculated to be understood by the individual, (2) contain references to the specific plan provision(s) upon which the decision was based; (3) contain a statement that, upon request and free of charge, the individual will be provided reasonable access to and copies of all documents, records and other information relevant to the claim for benefits; and (4) contain a statement of the individual’s right to bring a civil action under Section 502(a) of ERISA.
5.04    Exhaustion. An individual must exhaust the Plan’s claims procedures prior to bringing any claim for benefits under the Plan in a court of competent jurisdiction.

5.05    Legal Fees. The Corporation agrees to pay as incurred (within thirty (30) days following the Corporation’s receipt of an invoice from the Eligible Officer), at any time from the date of a Change in Control through the Eligible Officer’s remaining lifetime, to the fullest extent permitted by applicable law, all legal fees and expenses that the Eligible Officer may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Corporation, the Eligible Officer or others of the validity or enforceability of, or liability under, any provision of this Plan or any guarantee of performance thereof whether such contest is between the Corporation and the Eligible Officer or between either of them and any third party (including as a result of any contest by the Eligible Officer about the amount of any payment pursuant to this Plan and any audit by the Internal Revenue Service).

ARTICLE 6

MISCELLANEOUS
6.01.    Successors.
(a) Any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Corporation’s business and/or assets, or all or substantially all of the business and/or assets of a business segment of the Corporation will be obligated under this Plan in the same manner and to the same extent as the Corporation would be required to perform it in the absence of a succession.
(b) This Plan and all rights of the Eligible Officer hereunder will inure to the benefit of, and be enforceable by, the Eligible Officer’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

6.02.    Recovery of Incentive-based Compensation. Notwithstanding anything to the contrary herein, any payments made to Section 16 Officers of the Corporation pursuant to Sections 3.02 or 3.03(b) hereof are subject to the Corporation’s Financial Statement Compensation Recovery Policy.
6.03.    Creditor Status of Eligible Officers. In the event that any Eligible Officer acquires a right to receive payments from the Corporation under the Plan, such right will be no greater than the right of any unsecured general creditor of the Corporation.
6.04.    Limitation of Responsibility. Neither the establishment of the Plan, any modifications thereof, nor the payment of any amounts under the Plan will be construed as giving to any employee or other person any legal or equitable right against the Corporation, any of its subsidiaries, the Board of Directors, the Committee, or any officer or employee thereof, except as herein provided. Nothing in this Plan will interfere with the right of the Corporation or any of its subsidiaries to terminate the employment of any employee at any time for any reason.
6.05.    Facility of Payment. If it will be found that (a) an Eligible Officer entitled to receive any payment under the Plan is physically or mentally incompetent to receive such payment and to give a valid release therefor, and (b) another person or an institution is then maintaining or has custody of such Eligible Officer, and no guardian, committee, or other representative of the estate of such person has been duly appointed by a court of competent jurisdiction, the payment may be made to such other person or institution referred to in (b) above, and the release will be a valid and complete discharge for the payment.
6.06.    Notice of Address. Each Eligible Officer entitled to benefits under the Plan must file with the Corporation, in writing, his or her post office address and each change of post office address. Any communication, statement or notice addressed to such Eligible Officer at such address will be deemed sufficient for all purposes of the Plan, and there will be no obligation on the part of the Corporation or the Committee to search for or to ascertain the location of such Eligible Officer.
6.07.    Data. Each Eligible Officer entitled to benefits under the Plan will furnish to the Committee such documents, evidence or other information, as the Committee considers necessary or desirable, for the purposes of administering the Plan or to protect the Plan. The Committee will be entitled to rely on representations made by Eligible Officers unless it knows said representations are false.
6.08.    Headings. The headings of the Plan are inserted for convenience and reference only and shall have no effect upon the meaning of the provisions hereof.
6.09.    Choice of Law. The Plan shall be construed, regulated and administered under the laws of the State of Delaware (excluding the choice-of-law rules thereto), except that if any such laws are superseded by any applicable Federal law or statute, such Federal law or statute shall apply. Any action or proceeding to enforce the provisions of the Plan will be brought only in a state or federal court located in the state of Delaware, and each party consents to the venue and jurisdiction of such court. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.
6.10.    Construction. Whenever used herein, a masculine pronoun shall be deemed to include the masculine and feminine gender, a singular word shall be deemed to include the singular and plural and vice versa in all cases where the context requires.
6.11    Termination; Amendment; Waiver.
(a) Prior to the occurrence of Change in Control, the Board of Directors, the Committee, or a delegated committee of the Board of Directors, may amend or terminate the Plan at any time and from time to time. Termination or amendment of the Plan will not affect any obligation of the Corporation under the Plan that has accrued and is unpaid as of the effective date of the termination or amendment. Unless and until a Change in Control shall have occurred, an Eligible Officer shall not have any vested rights under the Plan or any agreement entered into pursuant to the Plan.
(b) From and after the occurrence of a Change in Control, no provision of this Plan shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Eligible Officer and by an authorized officer of the Corporation (other than the Eligible Officer). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(c) Notwithstanding anything herein to the contrary, the Board of Directors may, in its sole discretion, amend the Plan (which amendment shall be effective upon its adoption or at such other time designated by the Board of Directors) at any time prior to a Change in Control as may be necessary to avoid the imposition of the additional tax under Section 409A of the Code; provided, however, that any such amendment shall be implemented in such a manner as to preserve, to the greatest extent possible, the terms and conditions of the Plan as in existence immediately prior to any such amendment.
6.12.    Whole Agreement. This Plan contains all the legally binding understandings and agreements between the Eligible Officer and the Corporation pertaining to the subject matter thereof and supersedes all such agreements, whether oral or in writing, previously entered into between the parties.
6.13.    Withholding Taxes. All payments made under this Plan shall be subject to reduction to reflect taxes required to be withheld by law.
6.14    No Assignment. The rights of an Eligible Officer to payments or benefits under this Plan shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including, but not limited to, bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this Section 6.13 shall be void.

Exhibit A

CONFIDENTIAL AGREEMENT AND RELEASE

SLM Corporation and its subsidiaries, predecessors, and affiliates (collectively “SLM”) and I, [Name], have reached the following confidential understanding and agreement. In exchange for the Plan Benefits and other consideration listed below, I agree to comply fully with the terms of this Confidential Agreement and Release (“Agreement”). In exchange for my agreement, SLM agrees to provide me with the Plan Benefits and other consideration listed below, to which I am not otherwise entitled.
(1)    Plan Benefits and Other Consideration:
(a)    Termination of Employment. Effective as of the close of business on [Date] (the “Effective Date”), I will no longer serve as [Position] of SLM and any subsidiary of SLM, including Sallie Mae Bank (the “Bank”), and I will no longer serve in any other offices and titles, boards of directors (or similar governing bodies), committees of such boards of directors (or similar governing bodies) and SLM’s committees and any other positions I may hold with SLM or any subsidiary of SLM, including the Bank.
(b)    Rehiring. If I am rehired as an employee of SLM or any of its subsidiaries or affiliates within the time period of [ ] following my termination of employment, I hereby agree to repay the Plan Benefits, divided by [ ] multiplied by the number of months remaining in the [ ] month period following my termination, adjusted and reduced by the amount of taxes paid and withheld on that sum, within thirty (30) days after rehire, as a condition of rehire to SLM or any of its subsidiaries or affiliates.
(c)    Plan Benefits. Unless I have revoked this Agreement pursuant to Section (17) below, [and provided I execute and do not revoke Schedule A (the “Reaffirmation”) on or immediately following (and in no event later than fifteen (15) days following) the Effective Date,] pursuant to the SLM Corporation Amended and Restated Change in Control Severance Plan for Senior Officers (the “Plan”), SLM will pay me severance in the following manner: a total amount of [$XXX] less withholding taxes and other deductions required by law, which represents the product of (i) a multiplier as set forth in the Plan multiplied by (ii) the sum of (x) my base salary as of the Effective Date ($[Base Salary]) plus (y) my target bonus for [Year] ($[Target Bonus]) (such amount, the “Plan Benefits”).
(d)    Medical/Dental/Vision Continuation. My current medical, dental, and vision coverage will continue through the end of the month of the Effective Date. Beginning on the first (1st) day of the month following the Effective Date, I will have the right to continue my current medical, dental, and vision coverage through the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for up to _________ months following the Effective Date. Under the Plan, if I properly elect COBRA continuation coverage, SLM will pay the employer portion of the total cost of my medical, dental and vision insurance premiums until the earlier of the last day of the period from [Date] through [Date] and (ii) such date I become eligible to obtain coverage under medical, dental and/or vision insurance plans of a subsequent employer; provided, that, if payment of such premiums would result in excise tax or other penalties imposed on SLM, a dollar amount equal to such premiums that SLM would have paid under this Section (1)(d) during the applicable payment period shall be paid to me, instead of such premium, as additional cash severance pay (the “COBRA Benefit”).
(e)    Benefit Programs. Effective as of the Effective Date, I waive future coverage and benefits under all SLM disability programs, but this Agreement does not affect my eligibility for other SLM medical, dental, life insurance, retirement, and benefit plans. Whether I sign this

Agreement or not, I understand that my rights and continued participation in those plans will be governed by their terms, and that I generally will become ineligible for them shortly after the Effective Date, after which I may be able to purchase continued coverage under certain of such plans. I understand that, except for the benefits that may be due under the 401(k) plans, deferred compensation, equity or pension plans to which I may be entitled under SLM’s standard employee benefit plans for similarly situated employees and executives, I will not receive any other wage, paid time off, or other similar payments from SLM or any of the entities discussed in Section (2).
(f)    Outplacement Services. I will be eligible to receive outplacement services from SLM or SLM’s services provider(s) based upon SLM’s outplacement policies and practices in effect as of the Effective Date (the “Outplacement Services”).
(g)    Payment Timing. Subject to any earlier payment provisions set forth above, the delay in payments required under Section 409A of the Code as set forth in Section (1)(i) below, and except for the benefits and payments described in Section (1)(d) (Medical/Dental/Vision Continuation) and (1)(e) (Benefit Programs), all payments or reimbursements described in this Section (1) shall be paid to me on or following the eighth (8th) calendar day after the date of my signature on this Agreement [and the Reaffirmation, as applicable] and no later than the thirtieth (30th) calendar day after the later of (i) the date of my signature on this Agreement [and the Reaffirmation, as applicable] and (ii) the Effective Date.
(h)    Outstanding Equity Awards. Each unvested equity award has been granted pursuant to the SLM Corporation 2012 Omnibus Incentive Plan or the SLM Corporation 2021 Omnibus Incentive Plan (the “Omnibus Incentive Plans”), and has been evidenced by a term sheet and award agreement setting forth the terms and conditions of such equity award (the “Award Agreement”). I acknowledge that, in connection with this Agreement, my outstanding unvested equity awards will continue to be subject to the terms and conditions, including such vesting conditions, set forth in the applicable underlying Award Agreements. Whether I sign this Agreement or not, I understand that my rights to the equity awards and continued participation in the Omnibus Incentive Plans will be governed by the terms of the Omnibus Incentive Plans and the applicable Award Agreements.
(i)    Section 409A. I acknowledge and agree that, to the extent that I may be a “specified employee” (as such term is defined under Section 409A(a)(2)(B)(i) of the Code), a portion of the payments and/or benefits that I may receive under this Agreement may be subject to an additional tax under Section 409A(a)(1)(B) of the Code unless the commencement of such payments and/or benefits will be delayed until the earlier of (x) the date that is six (6) months following the Effective Date or (y) the date of my death.
(j)    [Plan Benefits Subject to Recovery Policy. I acknowledge and agree that any of the benefits set forth in this Section 1 may be subject to SLM’s Financial Restatement Compensation Recovery Policy (the “Recovery Policy”).]1
(2)    Release: In consideration of the Plan Benefits, COBRA Benefits and Outplacement Services provided in this Agreement, I agree to irrevocably and unconditionally fully and forever waive, release, and discharge SLM, the Bank, and all of their subsidiaries, affiliates, predecessors, successors, and all related companies, and all of their former and current officers, employees, directors, agents, representatives, advisors and employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs) of any of them (collectively, the “Released Parties”) from any and all actions, charges, claims, demands, causes of actions, judgments, rights, fees, damages, debts, obligations, liabilities, and expenses (inclusive of attorneys’ fees) of any kind whatsoever, whether known or unknown, which I now have or may have had through the date I sign this Agreement, except claims that the law does not permit me to
1 This recovery provision only applies to Section 16 Officers of the Corporation waive by signing this Agreement. For example, I am releasing (a) any and all claims I might have under the Age Discrimination in Employment Act (“ADEA”), the Worker Adjustment and Retraining Notification Act of 1980 (including any state or local equivalents), Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, the National Labor Relations Act, the Americans with Disabilities Act (“ADA”), the Family and Medical Leave Act, the Genetic Information Non-Discrimination Act (“GINA”) of 2008, the Employee Retirement Income Security Act of 1974 (“ERISA”); (b) any and all claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, vacation, and severance that may be legally waived and released; (c) any and all claims arising under common law, tort, contract, and quasi- contract law; and (d) any and all claims for monetary or equitable relief, including but not limited to attorneys’ fees, backpay, front pay, reinstatement, experts’ fees, medical fees or expenses, costs and disbursements, punitive damages, liquidated damages, and penalties.
It is understood and agreed that, by entering into this Agreement, SLM does not admit any violation of law, or any of my rights, and has entered into this Agreement solely in the interest of resolving finally all claims and issues relating to my employment and separation.
SLM and I, the Parties (“Parties”), expressly agree, however, that nothing in this Agreement shall preclude my participation as a member of a class in any suit or regulatory action brought against the Released Parties arising out of or relating to any alleged securities violations or diminution in the value of SLM securities. SLM agrees that the release under this Section (2) shall not cover, and I reserve and do not waive, my rights, directly or indirectly to seek further indemnification and/or contribution under the By-Laws of SLM. SLM hereby reaffirms that I am entitled to indemnification after the Effective Date, for actions taken in my capacity as an officer of SLM Corporation or applicable SLM Corporation subsidiaries under the by-laws of the applicable subsidiary or SLM (subject to the provisions of the By-Laws, which limit indemnity in certain circumstances).
(3)    Covenant Not To Sue: I agree not to sue the Released Parties with respect to any claims, demands, liabilities or obligations released by this Agreement. The Parties agree, however, that nothing contained in this covenant not to sue or elsewhere in this Agreement shall:
(a)    prevent me from challenging, under the Older Workers Benefits Protection Act (29 U.S.C. § 626), the knowing and voluntary nature of my release of any age claims in this Agreement before a court, the Equal Employment Opportunity Commission (“EEOC”), or any other federal, state, or local agency; or
(b)    prevent me from enforcing any future claims or rights that arise under the ADEA after I have signed this Agreement
(4)    Employee Protections: Nothing in this Agreement or otherwise:
(a)    limits my ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”), or any other federal, state or local governmental agency or commission or self-regulatory organization (each such agency, commission or organization, a “Government Agency”) regarding possible legal violations, without disclosure to SLM. SLM may not retaliate against me for any of these activities, and nothing in this Agreement requires me to waive any monetary award or other relief that I might become entitled to from the SEC or any other Government Agency; and
(b)    prohibits or restricts me from: (i) making any disclosure of information required by law; (ii) filing a charge, initiating, making disclosures, testifying in, providing information to, or assisting in an investigation or proceeding brought by or to any governmental or regulatory body or official, or in any judicial or administrative action; (iii) communicating directly with and providing information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission or any other governmental or regulatory body or official regarding possible legal violations, without disclosure to SLM; (iv) making disclosures that are required or protected under the Sarbanes-Oxley Act of 2002, the Securities Exchange Act of 1934, and any other law, rule or regulation, subject to the jurisdiction of the Securities and Exchange Commission; or (v) testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal or state employment law or any federal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.
(5)    Additional Representations and Promises: I further acknowledge and agree that:
(a)    To the extent any payments owed to me under this Agreement, including the Plan Benefits, are subject to any withholding taxes or deduction, SLM is authorized to make any such withholdings or deductions as required by law, and I will not be eligible for any additional payments in relation to such withholdings or deductions.
(b)    I will return all SLM and Released Parties’ property in my possession or control to them, except as set forth in Section (4).
(c)    Except for such disclosures as permitted by Section (4) of this Agreement or otherwise, I have disclosed to SLM any information I have concerning any conduct involving SLM that I have reason to believe may be unlawful or that involves any false claims to the United States. I promise to cooperate fully in any investigation SLM undertakes into matters occurring during my employment with SLM, except as set forth in Section (4). In addition, to the fullest extent permitted by law, I hereby irrevocably assign to the U.S. government any right I might have to any proceeds or awards in connection with any false claims proceedings against SLM.
(d)    If I breach any provisions of this Agreement, I agree that I will pay for all costs incurred by any Released Parties, or any entities or individuals covered by this Agreement, including reasonable attorneys’ fees, in defending against my claim and seeking to uphold my release.
(e)    I agree to keep the terms of this Agreement completely confidential except as may be required or permitted by statute, regulation or court order, and except as set forth in Section (4) of this Agreement or otherwise. In addition, and notwithstanding the foregoing, I may disclose such information as permitted under Section (4) or Sections (7) through (14) or to my immediate family and professional representatives, so long as they are informed and agree to be bound by this confidentiality clause. This Agreement shall not be offered or received in evidence in any action or proceeding in any court, arbitration, administrative agency or other tribunal for any purpose whatsoever other than to carry out or enforce the provisions of this Agreement.
(f)    I understand that SLM in the future may change employee benefits or pay. I understand that my job may be refilled.
(g)    I have not suffered any job-related wrongs or injuries, such as any type of discrimination, for which I might still be entitled to compensation or relief in the future. I have properly reported all hours that I have worked, and I have been paid all wages, overtime, commissions, compensation, benefits, and other amounts that SLM or any Released Party should have paid me in the past, other than with respect to any benefit plan terminations or distributions authorized as of the Effective Date.
(h)    I intentionally am releasing claims that I do not know I might have and that, with hindsight, I might regret having released. I have not assigned or given away any of the claims that I am releasing.
(i)    If I initially did not think any representation I am making in this Agreement was true, or if I initially was uncomfortable making it, I resolved all my concerns before signing this

Agreement. I have carefully read this Agreement; I fully understand what it means; I am entering into it knowingly and voluntarily; and all my representations in it are true. SLM would not have signed this Agreement but for my promises and representations.
(j)    [I acknowledge and agree that any compensation or benefits I may receive under this Agreement or the Plan may be subject to recovery under the Recovery Policy, and that the Recovery Policy is hereby incorporated by reference to this Agreement.]2
(6)    Arbitration of Disputes: Except with respect to the proviso in Section (2) concerning securities litigation, SLM and I agree to resolve any disputes we may have with each other through final and binding arbitration. For example, I am agreeing to arbitrate any dispute about the validity of this Agreement or any discrimination claim, which means that an Arbitrator and not a court of law will decide issues of arbitrability and of liability with respect to any claim I may bring; provided, however, that either party may pursue a temporary restraining order and/or preliminary injunctive relief, with expedited discovery where necessary, in a court of competent jurisdiction to protect common law or contractual trade secret or confidential information rights and to enforce the post-employment restrictions in Sections (7) through (13). I also agree to resolve through final and binding arbitration any disputes I have with SLM, its affiliates, or any current or former officers, employees or directors who elect to arbitrate those disputes under this subsection. Arbitrations shall be conducted by JAMS (also known as Judicial Arbitration & Mediation Services) in accordance with its employment dispute resolution rules. This agreement to arbitrate does not apply to government agency proceedings, but does apply to any lawsuit I might bring, including but not limited to any lawsuit related to a government agency proceeding. By agreeing to this Agreement, I understand that I am waiving my right to a jury trial.
(7)    Acknowledgement: I hereby acknowledge that I previously signed an Agreement Regarding Confidentiality, Intellectual Property, and Non-Solicitation and that I continue to be bound by the terms of that agreement except as modified in Section (4) or Sections (8) through (15). I hereby acknowledge that I continue to be bound by the terms of any agreements concerning confidentiality, intellectual property or non- solicitation that I may have signed during my employment with SLM, in addition to the following provisions set forth below in Sections (8) through (15).
(8)    Confidentiality: I recognize that my work as an employee of SLM brought or may have brought me into close contact with confidential information of SLM not publicly known. This may include, but is not limited to, know-how, technical data, methods, processes, formulations, techniques, developments, inventions, research projects, new products, plans for future developments, responses to “Requests for Proposals,” “Letters of Understanding,” bid information for government contracts, negotiations for new business ventures or strategic alliances, litigation and potential litigation matters, computer code and/or design of proprietary loan systems, personnel records and salary information, information about costs, profits, markets, sales, and lists of customers, potential customers and/or employees. This list is merely illustrative and confidential information is not limited to the illustrations.
I expressly acknowledge and agree that SLM’s confidential information is proprietary and confidential and that, if any of the confidential information was imparted or became known by any persons, including me, engaging in a business in any way competitive with SLM, such disclosure would result in hardship, loss, irreparable injury and damage to SLM, the measurement of which would be difficult, if not impossible, to determine. I further expressly agree that SLM has a legitimate interest in protecting the confidential information and its business goodwill, and that it is necessary for SLM to protect its business from such hardship, loss, irreparable injury and damage. I further acknowledge that the preservation and protection of the confidential information is an essential part of my duties of employment and that, as a result of my
2 This recovery provision only applies to Section 16 Officers of the Corporation.

employment with SLM, I have a duty of fidelity, loyalty, and trust to SLM in handling the confidential information.
I agree to keep secret all such confidential information and trade secrets of SLM and agree not to, directly or indirectly, other than as necessary in SLM’s business and in the scope of my employment, disclose or use any such confidential information at any time (including any time following the Effective Date) except as (1) provided in Section (4); (2) required or permitted by statute, regulation or court order; or (3) pursuant to written consent given by SLM’s General Counsel. In addition, I recognize that I may have been exposed, by reason of my employment, to certain information, which is confidential or proprietary to third parties. I agree that I will not disclose or use at any time, without the prior written consent of such third party and SLM, any such confidential or proprietary information. I agree that all written and computer-stored materials (including correspondence, memoranda, manuals, notes, and notebooks) which were in my possession from time to time (whether or not written or prepared by me) embodying confidential information should be and remain SLM’s sole property and I will use all reasonable precautions to assure that all such written and computer-stored materials are properly protected and kept from unauthorized persons. I further agree to deliver same, including all copies, promptly to SLM upon termination of my employment, or at any time it may request. In the event that I am unsure whether certain material or information is confidential, I agree to consult SLM’s Legal Department for resolution and agree to be bound by the Legal Department’s decision.
Pursuant to the Defend Trade Secrets Act of 2016, SLM and I acknowledge and agree that I shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, and without limiting the preceding sentence, if I file a lawsuit for retaliation by SLM for reporting a suspected violation of law, I may disclose the trade secret to my attorney and may use the trade secret information in the court proceeding, if I (X) file any document containing the trade secret under seal and (Y) do not disclose the trade secret, except pursuant to court order.
(9)    Intellectual Property: I agree that all Inventions (as defined below) conceived of or made, produced or written by me alone or with others, whether or not during usual business hours, during the period of my employment by SLM, shall belong to SLM, unless specifically disclaimed by SLM, provided such Inventions grew out of my work with SLM or are related in any manner to the business actually engaged in or actively anticipated during my employment at SLM (i.e., if I invent a new lawn mower, SLM shall not own such invention because the invention did not grow out of my work with SLM and it is not related to SLM’s actual or anticipated business). For purposes of this Agreement, the term “Inventions” means any of the following materials and information (whether or not reduced to writing, whether or not patentable, whether or not reduced to practice, and all copyright and copyrightable material) which I discover, conceive of or develop, in whole or in part, either solely or jointly with others, as a direct or indirect result of my employment with SLM, in the course of my employment with SLM (in any capacity, whether employee, managerial, planning, sales, research, or otherwise) or through the use of any of SLM’s facilities or resources (including, but not limited to, SLM’s Trade Secrets): discoveries, improvements, processes, devices, designs, apparatuses, practices, concepts, compositions, formulas, techniques, machines, articles of manufacture, methods (including business methods), product concepts and ideas, the nature and results of research and development activities, technical information on product or program performance and reliability, formulas, “know-how,” computer programs, source code, object code, or specifications.
I hereby agree that all inventions, patents and copyrights covered by this Agreement are and will be the sole property of SLM and SLM is free to use them in any way in its best interest. For instance, but without limitation, the rights enjoyed by SLM hereunder may be assigned, licensed or sold without my consent at any time to any successor-in-interest of SLM, or to any parent, sister corporation, affiliate or subsidiary of SLM or any third party. SLM and its licensees, successors, and assigns (direct or indirect) are not required to designate me as an author of any Invention which is subject to this provision, when it is distributed, publicly or otherwise, or to secure my permission to change or otherwise alter its integrity.
I further agree that I will, if I have not yet already: (a) promptly and fully disclose such Inventions to SLM; (b) assign to SLM or its nominee for its sole use and benefit all my rights, title, and interest in and to such inventions for the United States and all foreign countries; and (c) sign and deliver promptly to SLM written instruments and give testimony or furnish other data as may be necessary or proper in the opinion of SLM to obtain, maintain and enforce patents and/or copyrights or assignments thereof (as applicable) for such inventions in the United States and all foreign countries. I hereby assign, sell, transfer, and release to SLM all my right, title and interest in and to each and every invention (and improvements therein and thereto) required to be disclosed by the terms of the Agreement. These obligations shall continue beyond the termination of my employment with respect to such inventions made or conceived by me during the period of my employment.
If any, attached to this Agreement as Schedule B is a complete list of any inventions, patented or unpatented, including brief descriptions thereof or title and dates and documents describing the invention, which I conceived or made prior to the employment by SLM and which I wish to exclude from this Agreement.
(10)    Non-Competition: I shall not, directly or indirectly, provide Competing Services (as defined herein) for any person, trade or business that engages in a Competing Business (as defined herein) with SLM or its subsidiaries or affiliates during the course of my employment and for a period of [twenty-four (24) months]3[eighteen (18) months]4 after the Effective Date (the “Non-Compete Period”). For the purposes of this Section (10), “Competing Services” means owning, managing, operating, financing, working, consulting, advising, representing, or providing the same or similar services with or without compensation in any capacity as those I provided to SLM within the last two (2) years of my employment, including any role as director and/or officer, to any Competing Business. “Competing Business” means any person, trade or business, including any business unit of such person, trade or business, engaged in the origination, servicing, marketing, underwriting and/or sale/purchase of private education loans.
(11)    Non-Solicitation: I agree that, during the two (2) year period following the Effective Date, I shall not solicit or encourage any employee, consultant or other individual independent contractor with whom I communicated within the last year of my employment to leave the employ or engagement of SLM, or hire any such employees. Further, during this two (2) year period following the Effective Date, I shall not, directly or indirectly, contact or accept business that SLM could otherwise perform from any of SLM’s customers or prospective customers with whom I communicated within the last two (2) years of my employment.
(12)    Non-Disparagement: Except for such truthful disclosures as permitted by Section (4) of this Agreement or otherwise, I further agree not to disparage, place in a false or negative light or criticize, or make any false statements that may damage the reputation of, orally or in writing, SLM, its business practices, products, policies, services, decisions, directors, officers, employees, agents, representatives, advisors or any other entity or person covered by this Agreement.
(13)    I expressly agree that the markets served by SLM extend nationally and are not dependent on the geographic location of the personnel or the businesses by which they are
3 For Eligible Officers with a title higher than Senior Vice President, including Chief Executive Officer, Senior Executive Vice President, Vice Chairman, and Executive Vice President.
4 For Eligible Officers with a title of Senior Vice President.

employed and that the restrictions set forth in Sections (7) through (12) have been designed to be reasonable and are no greater than are required for the protection of SLM and do not prevent me from earning a livelihood by working in positions that do not compete with SLM. In the event that a court shall determine that any provision of the Agreement is unenforceable, the parties shall request that the court construe this Agreement in such a fashion as to render it enforceable and to revise time and geographic limits to those minimum limits that the court believes are reasonable to protect the interests of SLM. I further acknowledge that my employment at SLM is employment at- will and this Agreement does not alter this at-will relationship. I acknowledge and agree that this covenant has unique, substantial and immeasurable value to SLM, that I have sufficient skills to provide a livelihood for me while this covenant remains in force, and that this covenant will not interfere with my ability to work consistent with my experience, training, and education. To enable SLM to monitor compliance with the obligations imposed by this Agreement, I further agree to inform in writing Sallie Mae’s Chief People Officer of the identity of my subsequent employer(s) and my prospective job title and responsibilities prior to beginning employment. I agree that this notice requirement shall remain in effect during the Non-Compete Period.
(14)    Sections (7) through (13) do not in any way restrict or impede me from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency; provided that such compliance does not exceed that required by the law, regulation, or order.
(15)    The illegality, unenforceability, or ineffectiveness of any provision of Sections (7)through (14) shall not affect the legality, enforceability, or effectiveness of any other provision of this Agreement. Notwithstanding the confidentiality provisions identified in Section (8) of this Agreement or otherwise, I may disclose my SLM restrictive covenants to prospective employers and agree that SLM may provide a copy of this Agreement to my prospective or future employers.
(16)    Review Period: I hereby acknowledge (a) that I initially received a copy of the original draft of this Agreement on or before [Date]; (b) that I was offered a period of [twenty-one (21)][forty-five (45)] calendar days to review and consider it; (c) that I understand I could use as much of the [twenty-one (21)][forty-five (45)] calendar-day period as I wished prior to signing; and (d) that I was strongly encouraged to consult with an attorney in writing before signing this Agreement, and understood whether or not to do so was my decision. I waive any rights to further time to consider the Agreement.
(17)    Revocation of Claims: I understand that I may revoke the waiver of the ADEA claims made in this Agreement within seven (7) days of my signing. In the event that I revoke my waiver and release of claims under ADEA, the Agreement shall not be effective or enforceable and I will not receive Plan Benefits, COBRA Benefits and Outplacement Services described in Section (1) above. Revocation of claims can be made by delivering a written notice of revocation to the General Counsel, SLM Corporation, 300 Continental Drive, Newark, DE 19713. Such revocation shall also be sent by email to the Chief People Officer.
(18)    I acknowledge that I have read and understand all of the provisions of this Agreement. This Agreement represents the entire agreement between the Parties concerning the subject matter hereof and shall not be altered, amended, modified, or otherwise changed except by a writing executed by both Parties. I understand and agree that this Agreement, if not timely revoked pursuant to Section (17), is final and binding when executed by me. I sign this document freely, knowingly and voluntarily. I acknowledge that I have not relied upon any representation or statement, written or oral, not set forth in this Agreement. If any provision of this Agreement is held by a court of competent jurisdiction or by an arbitrator to be unenforceable or contrary to law, the remainder of that provision and the remaining provisions of this Agreement will remain in full force and effect to the maximum extent permitted by applicable law. If this Agreement is held to be unenforceable or contrary to law, I agree to repay the Plan Benefit I received. This Agreement is governed by federal laws and the laws of the State of Delaware.
(19)    In addition, except as set forth in Section (4), and in consideration of the Plan Benefits, COBRA Benefits, Outplacement Services and other consideration described above, I further agree to cooperate with SLM, its affiliates, and its legal counsel in any legal proceedings currently pending or brought in the future against SLM, including, but not limited to: (1) participation as a witness; (2) drafting, producing, and reviewing documents; (3) assisting with interviews, depositions, discovery, hearings, and trial; and (4) contacting SLM. In the event I am requested, with reasonable notice, to travel as part of this litigation cooperation, SLM agrees to pay my reasonable out of pocket expenses.
(20)    This Agreement may be executed and delivered (including by electronic mail in portable document format (PDF), facsimile, or other electronic transmission) by the Parties in two or more counterparts, each of which is deemed to be an original, with all such counterparts constituting one and the same instrument, and all signatures need not appear on any one counterpart.
Before you sign this Agreement, please read through each section and carefully consider it. SLM recommends that you discuss it with your personal attorney (any personal attorney fees are not covered under the terms of this Agreement). You have up to [forty-five (45)][twenty-one (21)] calendar days to consider this Agreement. You may not make any changes to the terms of this Agreement. By signing this Agreement, you will be waiving any claims whether known or unknown.

Name	Date
Name [Title] SLM Corporation	Date

REAFFIRMATION PAGE

This page represents your reaffirmation of the commitments set forth in the Agreement from the date you signed the Agreement through the date that you sign this Reaffirmation, and you hereby agree that the release of claims pursuant to Section (2) of the Agreement will be extended to cover any act, omission or occurrence occurring up to and including the date you sign this Reaffirmation. You will have seven (7) days following your execution of this Reaffirmation to revoke your signature by notifying, in writing, to the Chief People Officer of SLM, with a copy to the General Counsel, of this fact within such seven (7) day period.

I ratify and reaffirm the commitments set forth in the Agreement:

Name

Date